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                                                                Exhibit 4(h)(ii)

                  MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT RIDER

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RIDER SECTION 1.                               GENERAL INFORMATION

1.1  WHAT IS OUR AGREEMENT       Our agreement with you includes this rider and
     WITH YOU?                   its application, as a part of the contract to
                                 which it is attached. The provisions of the contract apply to this rider unless they conflict with the rider. If there is a conflict, the rider provision will apply. The issue date for this rider is the same issue date as the contract to which it is attached.

                                 We promise to provide the death benefit
                                 described in this rider as long as the contract and this rider are in force and all the terms and conditions of this rider are met.

1.2  WHAT IS THE BENEFIT         This rider provides a maximum anniversary value
     PROVIDED BY THIS RIDER?     death benefit during the accumulation period.

1.3  WHEN WILL THIS RIDER        This rider will terminate on the earliest of:
     TERMINATE?

                                      a.)  the date death proceeds become
                                           payable;

                                      b.)  the payout date;

                                      c.)  the date you surrender your contract;
                                           or

                                      d.)  the date you choose to end this
                                           rider. You may end it by written
                                           request.

                                 Once this rider terminates, the charges for it will cease and the benefit will no longer be available.

RIDER SECTION 2.                                  RIDER CHARGES

2.1  IS THERE A CHARGE FOR       The annual charge for this rider is shown on
     THIS RIDER?                 the contract data page. The charge is equal to
                                 a percentage of the average monthly contract value for the prior 12 month period. During the accumulation period, this charge will be deducted pro-rata from your contract value on each contract anniversary. This charge will also be deducted on the date of any full surrender or payout date, if not on a contract anniversary. The charge for a partial year will be in proportion to the number of months since the prior contract anniversary. A partial month will be counted as a full month.

RIDER SECTION 3.                              DEATH BENEFIT PROCEEDS

3.1  WHAT AMOUNT WILL BE PAID    The amount that will be paid under this
     AS DEATH BENEFIT PROCEEDS   contract as death benefit proceeds is equal to
     DURING THE ACCUMULATION     the greater of:
     PERIOD?

                                      a.)  the death benefit proceeds provided
                                           by the contract to which this rider
                                           is attached;

                                      b.)  the death benefit proceeds provided
                                           by any other rider attached to the
                                           contract; or

                                      c.)  the maximum anniversary value
                                           described in Rider Section 4 as of
                                           the date due proof of death is
                                           received.

                                 The death benefit proceeds described above will be reduced by any loan amount and any applicable premium expense charges not previously deducted.
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2000-MAV-RV1

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RIDER SECTION 4.                            MAXIMUM ANNIVERSARY VALUE

4.1  WHAT IS THE MAXIMUM         On the contract issue date, the maximum
     ANNIVERSARY VALUE?          anniversary value is equal to your initial
                                 purchase payment.

                                 After the contract issue date, the maximum anniversary value will be issue calculated on the following dates:

                                      a.)  the date we receive an additional
                                           purchase payment;

                                      b.)  the date of payment of a partial
                                           withdrawal; and

                                      c.)  on each contract anniversary.

                                 Such value is calculated on each of these dates as follows:

                                 PURCHASE PAYMENT. The maximum anniversary value upon receipt of a purchase payment is equal to:

                                      a.)  the most recently calculated maximum
                                           anniversary value;

                                      b.)  PLUS the net purchase payment.

                                 PARTIAL WITHDRAWAL. The maximum anniversary value upon payment of a partial withdrawal is equal to:

                                      a.)  the most recently calculated maximum
                                           anniversary value;

                                      b.)  MINUS an adjustment for each partial
                                           withdrawal equal to (1) divided by
                                           (2), with the result multiplied by
                                           (3), where:

                                           (1) = the partial withdrawal amount;

                                           (2) = the contract value immediately
                                                 prior to the partial
                                                 withdrawal; and

                                           (3) = the most recently calculated
                                                 maximum anniversary value
                                                 immediately prior to the
                                                 partial withdrawal, less any
                                                 adjustments for prior partial
                                                 withdrawals.

                                 CONTRACT ANNIVERSARY. The maximum anniversary value on each contract anniversary is equal to the greater of:

                                      a.)  your contract value; or

                                      b.)  the most recently calculated maximum
                                           anniversary value.
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CUNA Mutual Insurance Society
A Mutual Insurance Company


/s/ Jeff Post
President